NEWS RELEASE For More Information: Ken McEwen Manager, Investor Relations 800-282-6242 • 205-439-7903 • KenMcEwen@ProAssurance.com

ProAssurance Announces Results from 2020 Annual Meeting of Shareholders
BIRMINGHAM, AL – (BUSINESSWIRE) – May 20, 2020 – Shareholders of ProAssurance Corporation (NYSE:PRA), acting at today's Annual Meeting of Shareholders, cast approximately 98% of their votes to re-elect Samuel A. Di Piazza, Jr., C.P.A., Edward L. Rand, Jr., and Katisha Vance, M.D., to our Board, with each receiving over 98% of the votes cast by shareholders. They will serve a three-year term ending at the Annual Meeting of Shareholders in 2023. Shareholders also voted approximately 95% of their shares to re-elect Robert E. Flowers, M.D., to our Board, to serve a one-year term ending at the Annual Meeting of Shareholders in 2021, at which time he will retire.
Acting on matters related to compensation, our shareholders cast approximately 87% of their votes to approve, on an advisory basis, the compensation of our named executive officers for 2019. The selection of Ernst & Young, LLP as our independent auditing firm for the fiscal year ending December 31, 2020 was approved by more than 97% of the votes cast by shareholders.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. The Company is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for thirteen straight years. ProAssurance Group is rated “A” (Excellent) by AM Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry-leading suite of products and services, cutting-edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought-provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight certain risks and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
There are a number of risk factors that may cause outcomes that differ from our expectations or projections. These are described in detail in various documents filed by ProAssurance Corporation with the Securities and Exchange Commission, such as current reports on Form 8-K, and regular reports on Forms 10-Q and 10-K, particularly in “Item 1A, Risk Factors.”
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